Exhibit 99.4

EPL OIL & GAS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined statement of operations reflects the historical results of EPL Oil & Gas, Inc. (“we”, “our,” “us,” or “the Company”) as adjusted on a pro forma basis to give effect to our acquisition on October 31, 2012 from Hilcorp Energy GOM Holdings, LLC (“Hilcorp”) of 100% of the membership interests of Hilcorp Energy GOM, LLC, which owned certain shallow water Gulf of Mexico shelf oil and natural gas interests (the “Hilcorp Properties”) for $550 million in cash, subject to customary adjustments to reflect an economic effective date of July 1, 2012 (the “Hilcorp Acquisition”). The Hilcorp Acquisition was financed with cash on hand, the net proceeds from the sale of $300 million in aggregate principal amount of 8.25% senior notes due 2018 (the “2012 Senior Notes”) and borrowings under our amended and restated senior credit facility (the “Senior Credit Facility”). Also on October 31, 2012, we obtained an increase in the aggregate commitment under our Senior Credit Facility from $250 million to a maximum of $750 million. Our historical results of operations for the year ended December 31, 2012 have been adjusted to give effect to both the Hilcorp Acquisition and the ST41 Acquisition (as defined below) as if both acquisitions had occurred on January 1, 2012.

ST41 Acquisition. On May 15, 2012, we completed our acquisition of certain shallow-water Gulf of Mexico shelf oil and natural gas interests in our South Timbalier 41 field located in the Gulf of Mexico (the “ST41 Interests”) from W&T Offshore, Inc. (the “ST41 Acquisition”) for approximately $32.4 million in cash.

The following unaudited pro forma condensed combined statement of operations including accompanying notes for the year ended December 31, 2012 (the “Pro Forma Statement”) has been prepared by our management and is derived from (a) our audited consolidated statement of operations for the year ended December 31, 2012; (b) the unaudited financial statements of Hilcorp Energy GOM, LLC for the nine months ended September 30, 2012; (c) estimated results of operations for the Hilcorp Properties for October 2012, based on information made available to the Company for purposes of the closing of the acquisition transaction and the unaudited financial statements of Hilcorp Energy GOM, LLC for the nine months ended September 30, 2012; and (d) the unaudited statement of revenues and direct operating expenses of the ST41 Interests for the three-month period ended March 31, 2012.

The Pro Forma Statement is provided for illustrative purposes only and does not purport to represent what our results of operations would have been if the Hilcorp Acquisition or the ST41 Acquisition (or either of them) had been consummated on the dates indicated or the results of operations for any future date or period. The pro forma statement of operations is not necessarily indicative of our operations going forward because the presentation of operations of the ST41 Interests is limited to only the revenues and direct operating expenses related thereto, while other operating expenses related to these acquired interests and properties have been excluded. Management has estimated the amount of the purchase price adjustments to reflect the July 1, 2012 economic effective date of the Hilcorp Acquisition, but these adjustments have not yet been finalized in accordance with the acquisition documentation. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2012 was prepared assuming the Hilcorp Acquisition, the issuance of the 2012 Senior Notes, borrowings under the Senior Credit Facility and the ST41 Acquisition had occurred on January 1, 2012.

The Pro Forma Statement, including the related unaudited adjustments that are described in the accompanying notes, is based on available information and certain assumptions we believe to be reasonable in connection with the Hilcorp Acquisition. These assumptions are subject to change.

The Pro Forma Statement should be read in conjunction with (a) our historical consolidated financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are set forth in our Annual Report on Form 10-K for the year ended December 31, 2012 and (b) the unaudited financial statements of Hilcorp Energy GOM, LLC for the nine months ended September 30, 2012 (included as Exhibit 99.3 to this Current Report on Form 8-K).

Unaudited Pro Forma Condensed Combined

Statement of Operations

For the Year Ended December 31, 2012

(amounts in thousands, except per share amounts)

		ST41 Pro Forma Adjustments				Hilcorp Pro Forma Adjustments			Pro Forma Combined
	Historical	ST41 Interests Historical		Acquisition		Hilcorp Properties Historical (a)	Acquisition and Financing
Revenue:
Oil and natural gas	$422,529	$8,813	b	$—		$159,341	$—		$590,683
Other	1,104	—		—		2,723	—		3,827

Total revenue	423,633	8,813		—		162,064	—		594,510
Costs and expenses:
Lease operating	94,850	449	b	105	c	85,900	3,091	c	184,395
Transportation	615			—		368	—		983
Exploration expenditures
and dry hole costs	18,799			—		43	—		18,842
Impairments	8,883			—		—	—		8,883
Depreciation, depletion and
amortization	113,581			3,045	d	63,633	(24,976)	d	155,283
Accretion of liability for
asset retirement obligations	15,565			65	d	13,831	(3,307)	d	26,154
General and administrative	23,208			—		8,200	(7,943)	e	23,465
Taxes, other than on earnings	13,007			—		—	—		13,007
Other	4,678			—		—	—		4,678

Total costs and expenses	293,186			3,215		171,975	(33,135)		435,690

Income from operations	130,447			(3,215)		(9,911)	33,135		158,820
Other income (expense):
Interest income	136			—		—	—		136
Interest expense	(28,568)			—		—	(27,773)	f	(56,341)
(Gain) loss on derivative instruments	(13,305)			—		1,348	—		(11,957)

Total other income (expense)	(41,737)			—		1,348	(27,773)		(68,162)
Income before income taxes	88,710			(3,215)		(8,563)	5,362		90,658
Income tax expense	(29,900)			(1,735)	g		1,079	g	(30,556)

Net income	$58,810			$(4,950)			$6,441		$60,102

Basic earnings per share	$1.50								$1.53

Diluted earnings per share	$1.50								$1.53

Weighted average common shares outstanding:
Basic	38,885								38,885

Diluted	39,034								39,034

See accompanying notes to unaudited pro forma condensed combined financial information.

Notes to Unaudited Pro Forma Condensed Combined

Financial Information

Pro Forma Financial Information Assumptions

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2012 reflects the following adjustments:

a.	Historical results of operations associated with the Hilcorp Properties for the ten months ended October 31, 2012. These amounts are based on the unaudited condensed statement of income of Hilcorp Energy GOM, LLC for the nine months ended September 30, 2012 plus estimated amounts for October 2012, based on information made available to the Company for purposes of the closing of the acquisition transaction and the unaudited financial statements of Hilcorp Energy GOM, LLC for the nine months ended September 30, 2012.

b.	Revenue and direct operating expenses associated with the ST41 Interests to reflect the ST41 Acquisition as if it had taken place on January 1, 2012.

c.	The estimated incremental insurance cost associated with including the acquired properties under our insurance programs.

d.	Adjustment to reflect estimated depletion, depreciation and amortization expense associated with the properties acquired and accretion of related asset retirement obligations (i.e., relating to decommissioning) assumed in the acquisition under the successful efforts method of accounting we apply, assuming the properties had been acquired on January 1, 2012. Under the successful efforts method of accounting, depletion, depreciation and amortization expense is calculated on a field by field basis using the units of production method. Production for the Hilcorp Properties totaled approximately 3,275 Mboe for 2012. For purposes of this Pro Forma Statement, the preliminary allocation of the Hilcorp Acquisition costs to property and equipment has been apportioned as approximately $322 million to proved developed oil and natural gas properties.

e.	General and administrative expense resulting from an agreement pursuant to which Hilcorp Energy GOM, LLC paid Hilcorp Energy Company a fee of 7.5% of revenues. This agreement was terminated immediately upon the closing of the Hilcorp Acquisition on October 31, 2012.

f.	To adjust interest expense, including amortization of deferred financing costs, to give effect to the issuance of the 2012 Senior Notes and borrowings under the Senior Credit Facility as if they had occurred on January 1, 2012. The net proceeds from the offering of the 2012 Senior Notes of $289.5 million, after deducting the initial purchasers’ discount, and borrowings of $205 million under the Senior Credit Facility were used to fund a portion of the purchase price and related expenses of the Hilcorp Acquisition. On October 25, 2012, we issued the $300 million in aggregate principal amount of the 2012 Senior Notes. The 2012 Senior Notes bear interest from the date of their issuance at an annual rate of 8.25%. On October 31, 2012, we obtained an increase in the aggregate commitment under our Senior Credit Facility from $250 million to a maximum of $750 million and the borrowing base was increased from $200 million to $425 million. Borrowings under the Senior Credit Facility bear interest ranging from a base rate plus a margin of 0.75% to 1.75% on base rate borrowings and LIBOR plus a margin of 1.75% to 2.75% on LIBOR borrowings. Commitment fees ranging from 0.375% to 0.50% are payable on the unused portion of the borrowing base. The pro forma adjustment to reflect interest expense associated with borrowings under the Senior Credit Facility is calculated using the current rate applicable to our borrowings as of December 31, 2012 of approximately 2.4%.

g.	Income taxes are calculated using our applicable estimated effective income tax rate, which differs from the statutory federal income tax rate primarily due to estimated state income taxes.

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